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                                                                    EXHIBIT 10.1


                            POWELL INDUSTRIES, INC.
                      INCENTIVE COMPENSATION PLAN FOR 1995
                                 JANUARY, 1996


1.       PLAN PURPOSE

         The purpose of the plan is to recognize and reward key corporate and subsidiary employees for their contributions to the growth and profitability of Powell Industries, Inc. and its operating subsidiaries through the opportunity to earn incentive compensation, in addition to their base salaries, based on the performance of the Company or subsidiary.

2.       GENERAL DESCRIPTION

         Key corporate and subsidiary executives and managers will be selected for participation on an annual basis. For each participant, a maximum incentive compensation opportunity will be established, and expressed as a percentage of the individual s base salary at the beginning of the plan year. The actual amount of incentive compensation earned by each participant will be based on the performance of the Company or subsidiary against pre-established performance measures. The performance measures for the subsidiary participants will include "return on revenues" and "revenue growth". For corporate participants, the performance measures will include "Powell Industries, Inc. earnings per share", and "revenue growth". Specific performance levels will be established each year based on an assessment of historical results, the budgeted performance for the plan year, and general business conditions.

         The plan will be administered by the Compensation Committee of the Board of Directors, in conjunction with the Chief Executive Officer.

3.       ELIGIBILITY AND INCENTIVE COMPENSATION OPPORTUNITY

         On an annual basis key corporate and subsidiary participants will be identified for participation. Participation in one year does not guarantee participation in the following year.

         Subsidiary presidents will submit their recommended participants to the CEO for approval. In addition, each subsidiary president may identify a general incentive "pool", which may be used to recognize the contributions of individuals within the subsidiary who are not named participants.

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         The CEO will recommend corporate participants for approval by the
         Compensation Committee. The CEO may identify a general incentive "pool" which may be used to recognize the contributions of individuals who are not named participants.

         For each named participant, their "maximum incentive opportunity" will be identified, which is expressed as a percentage of base salary at the beginning of the plan year.


4.       PERFORMANCE MEASURES AND WEIGHTS

         The following performance measures will be used to measure the performance of the Company and determine the incentive award earned by each participant. The weighting percentage reflects the relative weight given to each performance measure.

         SUBSIDIARY PARTICIPANTS

         o 70% Return on Revenues - Net profits before taxes divided by total revenues
         o   30% Percent Growth of Total Revenues over prior year

         CORPORATE PARTICIPANTS

         o   70% Powell Industries, Inc. Earnings Per Share
         o   30% Percent Growth of Total Revenues Over Prior Year

         Prior to the beginning of the plan year, the performance standards for each subsidiary and Powell Industries, Inc. will be finalized, approved by the Compensation Committee, and communicated to participants. The performance standards will be based on historical results, management s expectations for the coming year, and the general business environment. The CEO will approve subsidiary performance standards, and the Compensation Committee will approve the company-wide performance standards.

         For 1995, the revenue growth standard for the corporation and subsidiaries will be 10%. Beginning in 1996, the standard will be increased to 15%.





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5.       COMPUTATION OF AWARDS

         For each subsidiary and Powell Industries, Inc., an Incentive Compensation Calculation Form will be prepared at the beginning of the plan year, which will include a listing of the participants, their base salary, and maximum incentive opportunity. For each performance measure, a funding table will be attached which establishes the amount of incentive compensation earned at various performance levels. The Incentive Compensation Calculation Form is attached.


         In order to activate the plan for each subsidiary, the threshold Return on Revenue (ROR) must be achieved. If the ROR threshold is not achieved, no incentive awards will be paid, regardless of the revenue growth percentage.

         In order to activate the plan for corporate participants, the threshold Earnings Per Share (EPS) must be achieved. If the EPS threshold is not achieved, no incentive awards will be paid, regardless of the revenue growth percentage.

         In computing performance results, ROR and EPS will be net of the accrued incentive compensation payments.

         In addition to the incentive award computed under this plan, the Compensation Committee may in its sole discretion, make additional discretionary awards to recognize significant individual contributions. This discretionary award is limited to no more than 30% of the individual s maximum incentive opportunity.

         The Compensation Committee, in conjunction with the CEO, may make adjustments to the subsidiary or Company performance results to eliminate the impact of extraordinary charges to earnings, both positive and negative. The purpose of any such adjustment is to better reflect the performance of the subsidiary or Company. Each August, the Committee will meet to review the interim performance results of the Company and determine if extraordinary charges have occurred or are likely to occur that should be eliminated.

6.       PAYMENT OF AWARDS

         The annual incentive awards will be determined after the end of the plan year and paid as soon as practical. Prior to payment of awards, the Compensation Committee will review and certify the incentive awards for all participants.

         Incentive awards will be computed based on the participants base salary at the beginning of the plan year.





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         A participant must be an active employee on the last day of the plan year in order to receive an incentive award.

         Participants added to the plan after the beginning of the plan year, will be eligible to receive a prorated award based on their salary when they became eligible.

         Participants who die, retire, or become disabled during the plan year will be eligible for a prorated award based on the number of months of active participation during the plan year.

7.       ADMINISTRATION OF PLAN

         The plan will be administered by the Compensation Committee, in conjunction with the CEO. The Committee reserves the right to amend or terminate the plan at any time, except that such amendment or termination will not affect any awards that have been earned but not paid.


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